Exhibit 5.1

[Vinson & Elkins L.L.P. Letterhead]

March 3, 2010

Alliance Resource Partners, L.P.

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

Ladies and Gentlemen:

We have acted as counsel for Alliance Resource Partners, L.P., a Delaware limited partnership (the “Partnership”) with respect to the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933 (the “Securities Act”) relating to the offer and sale by the Partnership of 2,400,000 common units representing limited partner interests in the Partnership (the “Common Units”) issuable under the 2000 Long-Term Incentive Plan of Alliance Coal, LLC (as amended, the “Plan”).

We have examined the Registration Statement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, resolutions of the board of directors of Alliance Resource Management GP, LLC, the managing general partner of the Partnership, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon and subject to the foregoing, we are of the opinion that with respect to the Common Units, when the Common Units have been issued and delivered in accordance with the terms of the Plan, then the Common Units will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

(1) We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

(2) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(3) We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(4) This opinion is limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.